Exhibit 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President, Chief Accounting Officer and Controller of DUKE ENERGY CAROLINAS, LLC, as servicer (Servicer) under the Storm Recovery Property Servicing Agreement dated as of November 24, 2021 (Servicing Agreement) by and between the Servicer and DUKE ENERGY CAROLINAS NC STORM FUNDING LLC, and further certifies that:
1.     A review of the activities of the Servicer and of its performance under the Servicing Agreement as of and for the year ended December 31, 2023, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.     To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of and for the year ended December 31, 2023.

Date:	March 27, 2024	DUKE ENERGY CAROLINAS, LLC,
as Servicer

	By:	/s/ Cynthia S. Lee
Cynthia S. Lee
Vice President, Chief Accounting Officer and Controller
and senior officer in charge of the servicing function of
DUKE ENERGY CAROLINAS, LLC